Exhibit 99.1

Seneca Foods Reports Strong Earnings of $6.3 Million or $0.51 per Diluted Share for the Fiscal Fourth Quarter of 2010 and $48.4 Million or $3.96 per Diluted Share for Fiscal Year 2010

Marion, NY, May 26, 2010 -- Seneca Foods Corporation (the “Company”)  (NASDAQ: SENEA, SENEB) is pleased to report that net earnings for the fiscal fourth quarter ended March 31, 2010 increased to $6.3 million, or $0.51 per diluted share, compared to $2.6 million or $0.22 per diluted share in the prior year.  Excluding a non-cash after-tax LIFO credit of $1.4 million and a charge of $10.7 million, net earnings per diluted share were $0.40 and $1.09 during the quarters ended March 31, 2010 and 2009, respectively. Net sales for the quarter ended March 31, 2010 decreased from last year by $5.9 million, or 2.1%, to $279.4 million.  The decrease in sales is attributable to decreased selling prices and a less favorable sales mix of $13.1 million partially offset by an increase in sales volume of $7.2 million.

Net earnings for the fiscal year ended March 31, 2010 increased to $48.4 million, or $3.96 per diluted share versus $18.8 million or $1.53 per diluted share for the fiscal year ended March 31, 2009.  Excluding a non-cash after-tax LIFO charge of $7.3 million and $37.9 million, net earnings per diluted share were $4.56 and $4.62 during the fiscal years ended March 31, 2010 and 2009, respectively. Sales were $1,280.1 million compared to $1,280.7 million in fiscal year 2009.  The change in sales is attributable to a reduction in sales volume of $36.2 million that was mostly offset by increased selling prices and improved sales mix of $35.6 million.  Pre-tax results for the fiscal year ended March 31, 2010 included a $0.2 million loss on the sale of unused equipment.  Pre-tax results for the fiscal year ended March 31, 2009 included a $0.6 million loss on the sale of unused equipment and a $0.9 million plant restructuring charge related to a Voluntary Workforce Reduction Program at our plant in Modesto, California.

“Fiscal year 2010 was another very strong year for the Company with record net earnings due to continued strong markets for our canned fruits and vegetables.  We were pleased by the strong finish in the fourth quarter, especially in terms of case sales as the Company continues to manage its way through heavy inventories created by last year’s bumper crop.  While promotional spending was heavier in this year’s fourth quarter, the favorable after-tax LIFO swing of $12.1 million compared to last year resulted in higher net earnings,” said Kraig H. Kayser, President and CEO.

Earnings Conference Call and Webcast
The Company will host a conference call to discuss fourth quarter and fiscal year 2010 financial results tomorrow at 8:00 AM EDT.  The conference call can be accessed live over the phone by dialing (866) 814-1933 (conference ID 1457208). If you are unable to listen to the live conference call, a replay will be available on Thursday, May 27, 2010, please visit www.senecafoods.com and click on "Company Profile" and then "Investor Information". This replay will be available for two weeks.

About Seneca Foods Corporation
Seneca Foods is one of the country’s largest processors of canned fruits and vegetables with manufacturing facilities located throughout the United States. Its products are sold under the Libby’s, Aunt Nellie’s Farm Kitchen, Stokely’s, READ, and Seneca labels as well as through the private label and industrial markets. In addition, under an alliance with General Mills Operations, LLC, a successor to the Pillsbury Company and a subsidiary of General Mills, Inc., Seneca produces canned and frozen vegetables, which are sold by General Mills Operations, LLC under the Green Giant label. Seneca’s common stock is traded on the Nasdaq Global Stock Market under the symbols “SENEA” and “SENEB”.

Non-GAAP Financial Measures—Net Earnings Excluding LIFO Impact, EBITDA and FIFO EBITDA
Net earnings excluding LIFO, EBITDA and FIFO EBITDA are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide a basis for comparison to companies that do not use LIFO and to periods prior to 2008 when the company did not use LIFO and enhances the understanding of the company’s operating performance.  The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Set forth below is a reconciliation of reported net earnings and reported diluted earnings per share to net earnings excluding LIFO and diluted earnings per share excluding LIFO.

	Quarter Ended
	March 31, 2010		March 31, 2009
	Income	Diluted	Income	Diluted
	(in millions)	EPS	(in millions)	EPS

Net earnings, as reported:	$6.3	$0.51	$2.6	$0.22

LIFO (credit) charge, after tax at statutory federal rate	$(1.4)	$(0.11)	$10.7	$0.87

Net earnings, excluding LIFO impact	$4.9	$0.40	$13.3	$1.09

Diluted weighted average common shares outstanding (in thousands)		10,747		7,647

	Year Ended
	March 31, 2010		March 31, 2009
	Income	Diluted	Income	Diluted
	(in millions)	EPS	(in millions)	EPS

Net earnings, as reported:	$48.4	$3.96	$18.8	$1.53

LIFO charge, after tax at statutory federal rate	$7.3	$0.60	$37.9	$3.09

Net earnings, excluding LIFO impact	$55.7	$4.56	$56.7	$4.62

Diluted weighted average common shares outstanding (in thousands)		9,957		7,654

Set forth below is a reconciliation of reported net earnings to EBITDA and FIFO EBITDA (earnings before interest, income taxes, depreciation, amortization, non-cash charges and credits related to the LIFO inventory valuation method). The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.
	Year Ended
EBITDA and FIFO EBITDA:	March 31, 2010	March 31, 2009
	(In thousands)
Net earnings	$48,411	$18,765
Interest expense, net of interest income	9,638	14,103
Income taxes	26,949	15,320
Depreciation and amortization	22,415	22,026
Interest amortization	(698)	(642)
EBITDA	106,715	69,572
LIFO charge	11,242	58,333
FIFO EBITDA	$117,957	$127,905

Forward-Looking Information
The information contained in this report contains, or may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements appear in a number of places in this report and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions) with respect to various matters, including (i) the Company’s anticipated needs for, and the availability of, cash, (ii) the Company’s liquidity and financing plans, (iii) the Company’s ability to successfully integrate acquisitions into its operations, (iv) trends affecting the Company’s financial condition or results of operations, including anticipated sales price levels and anticipated expense levels, in particular higher production, fuel and transportation costs, (v) the Company’s plans for expansion of its business (including through acquisitions) and cost savings, and (vi) the impact of competition.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Investors are cautioned not to place undue reliance on such statements, which speak only as of the date the statements were made.  Among the factors that could cause actual results to differ materially are:

•	general economic and business conditions;
•	cost and availability of commodities and other raw materials such as vegetables, steel and packaging materials;
•	transportation costs;
•	climate and weather affecting growing conditions and crop yields;
•	leverage and the Company’s ability to service and reduce its debt;
•	foreign currency exchange and interest rate fluctuations;
•	effectiveness of the Company’s marketing and trade promotion programs;
•	changing consumer preferences;
•	competition;
•	product liability claims;
•	the loss of significant customers or a substantial reduction in orders from these customers;
•	changes in, or the failure or inability to comply with, United States, foreign and local governmental regulations, including environmental and health and safety regulations; and
•	other risks detailed from time to time in the reports filed by the Company with the SEC.

Except for ongoing obligations to disclose material information as required by the federal securities laws, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of the filing of this report or to reflect the occurrence of unanticipated events.

Contact:
Roland E. Breunig, Chief Financial Officer
608-757-6000

ICR, Inc.
Don Duffy
203-682-8200

Seneca Foods Corporation
Unaudited Condensed Consolidated Statements of Net Earnings

For the Periods Ended March 31, 2010 and 2009
(In thousands of dollars, except share data)

	Quarter		Annual
	2010	2009	2010	2009

Net sales	$279,350	$285,231	$1,280,110	$1,280,684

Plant restructuring (income) expense (note 3)	$-	$(2)	$-	$899

Other operating expense, net (note 4)	$213	$858	$156	$624

Operating income (notes 1 and 2)	$10,961	$9,275	$84,998	$48,188
Interest expense, net	2,449	3,045	9,638	14,103
Earnings before income taxes	$8,512	$6,230	$75,360	$34,085

Income taxes expense	2,218	3,589	26,949	15,320

Net earnings	$6,294	$2,641	$48,411	$18,765

Earnings applicable to common stock (note 5)	$5,528	$1,645	$39,392	$11,704

Basic earnings per share	$0.52	$0.22	$3.98	$1.54

Diluted earnings per share	$0.51	$0.22	$3.96	$1.53

Weighted average shares outstanding basic	10,677,364	7,579,677	9,887,267	7,587,395

Weighted average shares outstanding diluted	10,747,479	7,647,909	9,957,382	7,654,773

Note 1: The effect of the LIFO inventory valuation method on fourth quarter pre-tax results was to increase operating earnings by $2,154,000 for the three month periods ended March 31, 2010 and reduce operating earnings by $16,441,000 for the three month period ended March 31, 2009.
Note 2: The effect of the LIFO inventory valuation method on year-to-date pre-tax results was to reduce operating earnings by $11,242,000 and $58,333,000, for the twelve month periods ended March 31, 2010 and 2009, respectively.
Note 3: Plant restructuring expense in the prior year year-to-date period of $899,000 is a charge related to a Voluntary Workforce Reduction
Program at our plant in Modesto, California.
Note 4: Other expense for the current year period of $156,000 and for the prior period of $624,000 principally represents a net loss on the sale of unused fixed assets.
Note 5: The Company uses the "two-class" method for basic earnings per share by dividing the earnings allocated to common shareholders by the weighted average of common shares outstanding during the period. The diluted earnings per share includes the effect of convertible shares for the each period presented. Average common and participating shares totaled 12,146,152 for the quarter and 12,145,339 for the year.
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